Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-155794 and 333-143865 on Form S-3 of our report dated February 25, 2010 relating to the consolidated financial statements and financial statement schedule of United Air Lines, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting for convertible debt) for the year ended December 31, 2009, appearing in this Annual Report on Form 10-K of United Air Lines, Inc.

/s/ Deloitte & Touche, LLP
Chicago, Illinois February 25, 2010